EXHIBIT 10.3

COMPENSATION FOR NON-EMPLOYEE DIRECTORS

As of August 30, 2006

Directors who are not employees of the Company or any of its subsidiaries receive an annual retainer of $50,000, an additional annual retainer of $10,000 for the chairperson of the Audit Committee, an additional annual retainer of $5,000 for each director serving as chairperson of any committee other than the Audit Committee, and $2,000 for each board and committee meeting attended.

Each non-employee director has the ability to participate in the Company’s 2005 Non-Employee Directors Stock Incentive Plan (the “Directors Plan”) which allows participating non-employee directors to defer receipt of a portion or all of the retainer and meeting fees the Company provides for Board services and receive such retainer and meeting fees in the future as shares of the Company’s common stock. In addition, non-employee directors are eligible for a deferred stock grant under the Directors Plan consisting of a number of stock units determined by the Board of Directors. Each stock unit awarded will entitle the participant to receive one share of Common Stock. Deferred stock grants of 1,500 stock units are made to each non-employee director immediately after each annual meeting of shareholders. The Board of Directors may modify the amount or timing of such additional deferred stock grants at any time. Distributions from the accounts will commence on the director’s separation from service from the Board of Directors for any reason (including resignation or death) or a specified number of years (between one and five) following the director’s separation from service. A director may also elect to have distributions commence upon a change in control (as defined in the Directors Plan). Distributions will be made in a single lump sum or in annual installments of up to 10 years, as previously elected by the director. While a non-employee director is a member of the Board of Directors, all of the director’s benefits under the Directors Plan will be maintained in stock units. Following separation from service, a director may elect to transfer all or any part of his or her stock units into one or more deemed investments approved from time to time by the Nominating and Governance Committee. Such transfers and any further reallocations among stock units and deemed investments may be made subject to restrictions determined appropriate by the Nominating and Governance Committee.